Exhibit 10.5

BUSINESS ESTABLISHMENT AGREEMENT

This Business Establishment Agreement (the “Agreement”) is made and entered into effective as of March 3, 2020 (the “Effective Date”), by and between Apimeds Korea (“Company”) and ApiMed USA, with a business located at 5 Caroline Dr, Princeton, NJ 08540 USA, (“Receiving Party”) a contemplated Delaware corporation with a place of business in the United States of America.

The Company and the Receiving Party are hereinafter sometimes collectively referred to as the “Parties.”

WHEREAS, the Company has received approval to provide funding for the formal establishment of the Receiving Party in the United States.

WHEREAS the Company has agreed to fund the Receiving Party in two tranches consisting of deposits of $500,000 USA. The first tranche will be dated March 2020 and the second tranche will be funded in May 2020.

WHEREAS, the Company has retained Morrison Cohen, 909 Third Ave, New York, NJ 10022 to provide legal services for the formal establishment of a legal entity, the Receiving Party

WHEREAS, the Parties have executed and Escrow Agreement with the law firm Morrison Cohen, 909 Third Ave, New York, NJ 10022, United States to act as a no fee agent escrowing transferred funds until such time ApiMed USA is able to establish the appropriate Corporate and Tax documents and bank account in the United States.

WHEREAS, the parties have signed an Employment Agreement dated February 19, 2020 with Scott W. Hollander who will serve as President and Chief Executive Officer of ApiMed USA.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the Parties hereto agree as follows:

1.	Funding provided by the Company to the Receiving Company is in support for the establishment of ApiMed USA, the development and approval of Apitoxin in the United States of America, raise capital from new investors in support of clinical trials needed for approval of the Multiple Sclerosis indication by the Food and Drug Administration, establishment of potential third-party partnerships and for all operating expenses of ApiMed USA.

2.	Funds will be released by only by written instructions designated in Section 2(1)(2) of the Escrow Agreement.

3.	Funding will only be released from Escrow for transfer to a bank account, governed by all applicable laws of the United States and owned by ApiMed USA.

IN WITNESS WHEREOF the parties have executed this Agreement.

Form of Investment. The initial investment in ApiMed USA by ApiMed Korea will be in the form of Equity or a form of Preferred Equity. Regardless of the form of Equity, the State of New Jersey, USA offer a number of incentive for eligible Equity investment for companies located in New Jersey. The first program that may be available for ApiMed Korea is the Angle Tax Credit administered by the New Jersey Economic Development Authority under the authorization of

Governor Phil Murphy signed Assembly Bill 5604 on June 30, expanding New Jersey’s Angel Investor Tax Credit Program. The program, which provides a tax credit for a percentage of an angel investor’s investment in a qualifying emerging New Jersey technology or life science business, helps attract early-stage and growth capital for innovative New Jersey companies.

Under the expanded program, the available tax credit increases from 10 percent to 20 percent of a qualified investment, with an additional five percent bonus available for investments in a business located in a qualified opportunity zone, low-income community, or a business that is certified as minority- or women-owned by the State. The expanded program parameters will be in effect for investments made after January 1, 2020.

PROGRAM DETAILS:

Up to $25 million of Angel Investor Tax Credit may be approved per calendar year. If the cumulative credits claimed by taxpayers exceed the amount available in a given year, then credits will be applied in the order in which applications are received and complete, starting on the first day of the succeeding calendar year in which Angel Investor Tax Credits do not exceed the amount of credits available.

ELIGIBILITY:

To be eligible, the New Jersey emerging technology business must meet the following 4 criteria:

●	Employs fewer than 225 full-time employees, at least 75% of whom work in New Jersey

●	Does business, employs or owns capital or property, or maintains an office in New Jersey

●	Conducts at least one of the following activities in New Jersey:

o	Incurs qualified research expenses in the State

o	Conducts pilot scale manufacturing in the State

o	Commercializes one or more of the following eligible technologies in the State: Advanced Computing, Advanced Materials, Biotechnology, Electronic Devices, Information Technology, Life Sciences, Medical Devices, Mobile Communications, Renewable Energy Technology, and Carbon Footprint Reduction Technology.

●	Has as its primary business an eligible technology (as listed above.)

●	Qualified investments include non-refundable transfers of cash made directly to the New Jersey emerging technology business in connection with at least one of the items listed below. To be considered non-refundable, these items must be held or not expire for at least 2 calendar years from the date of the transfer of cash, with an exception being made for initial public offerings (IPOs), mergers and acquisitions, damage awards for the business’s default of an agreement, or other return of initial cash outlay beyond the investor’s control.

o	stock, interests in partnerships or joint ventures, licenses (exclusive or non-exclusive), rights to use technology, marketing rights, warrants, options, or any similar items, including but not limited to options or rights to acquire any of the listed

o	a purchase, production, or research agreement.

●	Credits may be treated as an overpayment and refunded (but no interest on the overpayment will be paid.), For corporate taxpayers, the tax credits may be carried over up to 15 tax years following the tax year for which the credit was allowed. Individuals cannot carryforward the tax credits.

●	Credits may not be carried forward in a tax year in which the taxpayer was a target for corporate acquisition or in which the taxpayer was party to a merger or consolidation unless the taxpayer can demonstrate to the New Jersey Division of Taxation the identity of the acquiring corporation.

●	Credits may be claimed on the taxpayer’s New Jersey tax return in the tax year applicable to the effective date of approval.

●	Applications should be submitted by the angel investor entity, if applicable, or the individual angel investor. The New Jersey emerging technology business also will need to fill out a section of the application and provide certain information with the submission, though the angel investor is responsible for all application information.

ApiMed USA	ApiMed Korea

/s/ Scott W. Hollander	/s/ Christopher M. Kim, MD

Scott W. Hollander	Christopher M. Kim, MD
Chief Executive Officer	President

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